Exhibit (a)(v)

ARTICLES OF AMENDMENT
relating to
SERIES F COMMON STOCK and SERIES G COMMON STOCK
of
FMI MUTUAL FUNDS, INC.

Pursuant to Sections 180.0602 and 180.1002
Of the Wisconsin Business Corporation Law

        I, Ted D. Kellner, President of FMI Mutual Funds, Inc., a corporation organized and existing under the Wisconsin Business Corporation Law (the “Corporation”), in accordance with the provisions of Sections 180.0602 and 180.1002 thereof, DO HEREBY CERTIFY THAT:

        A. Pursuant to the authority conferred upon the Board of Directors of the Corporation by its Restated Articles of Incorporation, and in accordance with Sections 180.0602 and 180.1002 of the Wisconsin business Corporation Law, said Board of Directors adopted resolutions on ______ ___, 2004, creating new series of shares of Common Stock of the Corporation, designated as “Series F Common Stock” and “Series G Common Stock”.

        B. Said resolution of the Board of Directors of the Corporation creating the series designated as “Series F Common Stock” and “Series G Common Stock” provides that said series shall have such designation and number of shares and such preferences, limitations and relative rights as are set forth in the paragraphs below:

Series F Common Stock

1. Designation and Amount. The Corporation is authorized to issue a series of Common Stock, which is hereby designated as “Series F Common Stock” (“Cortina Small Cap Growth Fund” or such other name designated by the Board of Directors). The Series F Common Stock of the Corporation shall consist of Three Hundred Million (300,000,000) shares.

2. Preferences, Limitations and Relative Rights. Shares of Series F Common Stock shall have the preferences, limitations and relative rights of a “Series” of Common Stock as set forth in Article IV.B. of the Corporation’s Restated Articles of Incorporation.

3. Other Terms. Shares of Series F Common Stock shall be subject to the other terms, provisions and restrictions set forth in the Restated Articles of Incorporation with respect to the shares of a Series of Common Stock of the Corporation.

Series G Common Stock

1. Designation and Amount. The Corporation is authorized to issue a series of Common Stock, which is hereby designated as “Series G Common Stock” (“Cortina Small Cap Opportunity Fund” or such other name designated by the Board of Directors). The Series G Common Stock of the Corporation shall consist of Three Hundred Million (300,000,000) shares.

2. Preferences, Limitations and Relative Rights. Shares of Series G Common Stock shall have the preferences, limitations and relative rights of a “Series” of Common Stock as set forth in Article IV.B. of the Corporation’s Restated Articles of Incorporation.

3. Other Terms. Shares of Series G Common Stock shall be subject to the other terms, provisions and restrictions set forth in the Restated Articles of Incorporation with respect to the shares of a Series of Common Stock of the Corporation.

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        C. No shares of Series F Common Stock or Series G Common Stock have been issued as of the date hereof.

        D. The amendment creating the Series F Common Stock and Series G Common Stock was adopted by the Board of Directors of the Corporation in accordance with Section 180.1002 of the Wisconsin Business Corporation Law and shareholder action was not required.

        IN WITNESS WHEREOF, the undersigned has executed and subscribed these Articles of Amendment on behalf of the Corporation and does affirm the foregoing as true this ___ day of ______, 2004.

By:______________________________
Ted D. Kellner
President

        This instrument was drafted by and should be returned to Peter D. Fetzer of the firm of Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

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